Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ISATORI, INC. ANNOUNCES RESULTS OF ANNUA-L SHAREHOLDERS MEETING

All Incumbent Directors Re-Elected; Other Items Approved

DENVER, COLORADO, (Market Wire – June 28, 2013) -- iSatori, Inc., (OTCQB: IFIT), an emerging leader in the development and marketing of scientifically engineered nutritional supplements for healthier lifestyles, today announced results of its annual shareholders’ meeting held on June 27, 2013. The annual shareholders’ meeting was convened in connection with its proxy materials recently circulated to holders of record as of the close of business on June 5, 2013.

The following incumbent directors were re-elected for one-year terms: Stephen Adele, Russell Cleveland, Robert Galecke, Bradford Morgan and Todd Ordal.

In addition, on a non-binding advisory vote, the compensation paid to the Company’s named executive officers was approved. In addition, the iSatori 2012 Equity Incentive Plan was approved.

Finally, the shareholders approved the Company’s recommended amendment to its certificate of incorporation. Such an amendment will now permit the company’s shareholders to take action by written consent in lieu of a meeting if the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

About iSatori, Inc.

iSatori, Inc. is a consumer products firm that develops and sells nutritional products in the performance, weight loss, and energy markets through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. More information about the Company is available at www.iSatori.com.

Forward-Looking Statements

Statements made in this news release relating to the Company’s future sales, expenses, revenue, product developments, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in demand for the Company’s products, the availability and price of ingredients necessary to manufacture such products, and the outcome of any current or future litigation regarding such products or similar products of competitors. All forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update any such statement.

Contacts:

iSatori, Inc.	R.J. Falkner & Company, Inc.
Stephen Adele, 303-215-9174	Jerry Falkner, 800-377-9893
PR@isatori.com	info@rjfalkner.com

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